EXHIBIT 10.1

OUTPUT AND SUPPLY AGREEMENT

This Output and Supply Agreement (this "Agreement"), dated as of October 1, 2010 (the "Effective Date"), is entered into by and among Silicium Québec Société en Commandite / Québec Silicon Limited Partnership, a limited partnership established under the laws of the Province of Québec, Canada ("Becancour LP"), Dow Corning Corporation, a Michigan corporation ("DCC"), and Bécancour Silicon Inc., a corporation governed by the laws of Québec ("BSI") (DCC and BSI, each a "Customer").

W I T N E S S E T H:

WHEREAS, BSI is a wholly-owned subsidiary of Timminco Limited ("TL");

WHEREAS, DCC, TL and BSI have entered into that certain Framework Agreement dated as of August 10, 2010 (the "Framework Agreement"), pursuant to which DCC acquired forty-nine percent (49%) of the equity interests in Becancour LP. BSI owns the remaining fifty-one percent (51%) of the equity interests in Becancour LP;

WHEREAS, Dow Corning Canada, Inc., Québec Silicon General Partner Inc. and BSI have entered into that certain Amended and Restated Limited Partnership Agreement, dated as of October 1, 2010, setting forth certain governance terms relating to the operation of Becancour LP (the "Limited Partnership Agreement"); and

WHEREAS, the Framework Agreement requires Becancour LP, DCC and BSI to execute this Agreement on or prior to the Closing Date (as defined in the Framework Agreement) setting forth the terms upon which Becancour LP will produce and supply silicon metal of certain grades as specified herein to DCC and BSI, and dedicate its entire output to such parties.

NOW, THEREFORE, in consideration of the foregoing and the terms and conditions set forth herein, intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

PRODUCT

1.1	Product

Becancour LP shall produce the following [*]; in each case to the extent that such grade of silicon metal meets the Product specifications of each Customer. Each such grade of silicon metal is referred to as a "Product Line", and each such Product Line, as well as any other products produced hereunder on behalf of a Customer pursuant to such Customer's Specifications, is referred to as a "Product". DCC's initial Product specifications are those specifications designated by DCC and set forth in [*] (as modified in accordance with the terms hereof, the "DCC Specifications"). BSI's Product specifications are those specifications designated by BSI for Product being produced for BSI as of the Effective Date (as modified in accordance with the terms hereof, the "BSI Specifications" and, together with DCC's Specifications, the "Specifications"). Each Customer may modify its Specifications from time to time in accordance with Section 5.1(b), provided that to the extent that such modifications require amending any of the terms of this Agreement, the parties shall promptly execute an amendment to this Agreement in a manner that does not adversely affect the other Customer (including with respect to Price or Customer Output Capacity (each as defined below)).

1.2	Other Products and By-Products

Becancour LP may not produce any products other than the Products as requested by a Customer in such Customer's Specifications, except that Becancour LP may produce any non-silicon metal by-products as a result of Product production for Customers in the ordinary course ("By-Products"). Becancour LP may only produce products within the Product Lines except in the event that the Customers have agreed in accordance with the terms of the Limited Partnership Agreement that Becancour LP may produce grades of silicon metal other than the Product Lines ("Other Products"). If the parties agree to the production of Other Products, the parties hereto shall promptly execute, to the extent necessary, an amendment to this Agreement, provided that neither Customer shall be adversely affected by such amendment (including with respect to Price or Customer Output Capacity). BSI, on behalf of Becancour LP, shall use commercially reasonable efforts to sell any By-Products to third parties, pursuant to that certain Agency Services Agreement between BSI and Becancour LP dated as of the date hereof as such may be amended from time to time ("Agency Services Agreement"), provided that such By-Products shall be sold on market terms and all revenues from such sales (net of any commissions payable to BSI pursuant to the Agency Services Agreement) shall be deducted from the Actual Full Cost (as defined below) of producing Product as provided in Section 4.3.

ARTICLE II

QUANTITY AND ALLOCATION

2.1	Minimum Product Commitment.

For each calendar year, each Customer shall purchase its allocated share of the volume of Product produced by Becancour LP in such year pursuant to the Production Plan as agreed pursuant to Section 5.1(b). In the event that a Customer does not wish to purchase any portion of its allocation of Product, such Customer shall act in accordance with Section 2.3.

2.2	Allocation of Product Production Capacity.

(a)
Subject to [*], Becancour LP shall allocate fifty-one percent (51%) of its total annual production capacity, as measured in metric tons of shippable Product produced for the Customers pursuant to the Specifications (the "Customer Output Capacity"), meeting the BSI Specifications to BSI and shall allocate forty-nine percent (49%) of its total annual Customer Output Capacity meeting the DCC Specifications to DCC. In the event that a Customer changes its Specifications [*] resulting from such change in Specifications (whether a material loss of capacity as a result of the conversion of equipment to accommodate such change in Specifications or any other factor affecting production capacity) shall be [*] to such Customer. If the Parties have agreed, in accordance with the terms of the Limited Partnership Agreement, to expand the production capacity of Becancour LP beyond the three (3) furnaces that are in operation as of the Effective Date, BSI shall be entitled to fifty-one percent (51%) and DCC shall be entitled to forty-nine percent (49%) of such additional Customer Output Capacity, unless the Customers mutually agree otherwise in writing.

(b)	[*]

(c)	[*]

2.3	Option to Purchase Unwanted and Unused Allocation

If either Customer elects not to purchase any portion of its allocation of Product that has not yet been produced (and is not in process) by Becancour LP, such Customer shall provide written notice to the other Customer and Becancour LP at least sixty (60) days prior to the scheduled production of such Product of the amount of Product it wishes not to purchase (the "Non-Purchased Product") and, subject to this Section 2.3, such Customer shall not be required to purchase the Non-Purchased Product. Within thirty (30) days following receipt of any such notice, the other Customer shall have the option, upon written notice to Becancour LP and the other Customer, to elect to purchase any or all of such allocation of Non-Purchased Product (which shall be produced according to such purchasing Customer's Specifications in the Product Line of such purchasing Customer's choosing), at [*], and Becancour LP shall invoice such purchase in accordance with Article IV herein. If such other Customer does not purchase all of the Non-Purchased Product, then:

(a)	the Customer that elects to purchase less than its full allocation of Product (the "Short Customer") shall [*];

(b)	the Short Customer shall [*]; and

(c)	[*].

An illustration of the shortfall amount attributable to unwanted Product allocation is attached as [*]. Notwithstanding the foregoing, the parties may, by mutual agreement, determine to change the total Product output of Becancour LP on a proportional basis and the related [*], without any Customer then being required to comply with the provisions of Section 2.3 (unless a Customer does not wish to purchase any portion of its allocation of Product based on the new arrangements then set). [*].

ARTICLE III

COMPLIANCE WITH LAW

3.1	Compliance with Laws

Becancour LP shall use its reasonable best efforts to comply in all material respects with, and shall ensure that the Product is manufactured in accordance with, all applicable Laws (as defined in the Framework Agreement), including the applicable provisions (as amended) of: An Act Respecting Labour Standards (R.S.Q. c. N-1.1); the Canada Labour Code (R.S.C. 1985, c. L-2); An Act Respecting Occupational Health and Safety (R.S.Q. c. S-2.1); An Act Respecting Industrial Accidents and Occupational Diseases (R.S.Q. c. A-3.001); the Charter of Human Rights and Freedoms (R.S.Q. c. C-12); the Canadian Environmental Protection Act, 1999 (S.C. 1999, c. 33); the Environment Quality Act (R.S.Q. c. Q-2); the Transportation of Dangerous Goods Act, 1992 (S.C. 1992, c. 34); the Transportation of Dangerous Goods Regulations (SOR/2001-286); and the Transportation of Dangerous Substances Regulation, 2002 (G.O.Q. 2, 4073).

3.2	Additional Obligations

Upon the request of a Customer, Becancour LP shall provide such Customer such information as may be reasonably required for the Customer to comply with all Laws with respect to the Product. Without limiting Becancour LP's obligation to comply with the Specifications, Becancour LP shall further:

(a)	adhere to industry standards for quality control and safe handling;

(b)	upon the request of a Customer or if required by Law, send each Customer (i) a copy of current Material Safety Data Sheets covering the Product and (ii) timely updates thereto; and

(c)
collaborate with each Customer in the implementation of environmental, health and safety practices relating to the Product. Such practices shall include, but without being limited thereto, handling, storage, use, disposal, recycling, waste minimization and waste management of the Product.

3.3	Responsible Care

Each Customer is committed to support a continuing effort to improve the chemical industry's responsible management of chemicals by following the principles of the Responsible Care® initiative of the American Chemistry Council and the Responsible Care® initiative of the Chemistry Industry Association of Canada, in each case as set forth in [*]. Becancour LP agrees to operate its business in a manner that is consistent with these principles or a similarly comprehensive health, safety and environmental program.

ARTICLE IV

PRICE AND PAYMENT

4.1	Price

Subject to Section 4.2, 4.3 and 4.4, for each metric ton of Product produced for a Customer, such Customer shall pay [*].

4.2	Budgeted Full Cost

[*]

4.3	Actual Full Cost

During each Price True-Up, the parties shall discuss and mutually agree to [*],

(a)	[*];

(b)	[*]; and

(c)	[*].

[*].

4.4	Price True-Up

[*].

4.5	Payment

Becancour LP shall invoice each Customer (a) within [*] days after the end of each month for Product produced according to such Customer's Specifications and delivered to such Customer during such month and any amounts required to be reimbursed or paid by such Customer to Becancour LP pursuant to this Agreement (including Section 2.3)with respect to activities during such month and (b) within [*]. Invoices shall be issued to both Customers on the same day and shall be due and payable no later than [*] days after the Customer's receipt of an invoice. If either Customer does not pay an invoice in full when due, Becancour LP shall be entitled to (a) charge interest on any unpaid amount at the rate of [*] per month, which interest shall accrue daily from the due date until such time as such amount is paid in full; and (b) in the event that a Customer's payment is more than [*] past due, refrain from [*].

ARTICLE V

PRODUCTION PLANNING AND MEETINGS

5.1	Annual Production Planning Meeting

(a)	Minimum Product Production

Becancour LP shall use commercially reasonable efforts to produce an aggregate of at least 47,000 metric tons of Product during each calendar year during the term of the Agreement, unless the Customers mutually agree otherwise pursuant to the Production Plan (the "Minimum Annual Production"). The Customers acknowledge that the Minimum Annual Production is a target, based on the initial benchmark production capacity as agreed upon by the Customers in connection with the Framework Agreement, and that actual annual production volumes shall be dependent upon such items as planned maintenance and downtime as well as the availability of raw materials, power, employees on commercially viable terms and other operational constraints that may arise, which events Becancour LP shall address in good faith and in the ordinary course of business. If Becancour LP is unable to produce the volume of Minimum Annual Production due to Force Majeure Event (as defined below), the shortfall in production during such year shall be applied to each Customer's allocated Customer Output Capacity (as defined below) in proportion to the allocation of Product set forth in Section 2.2.

(b)	Annual Production Planning Meeting

The parties shall, through the Operating Committee appointed pursuant to the Limited Partnership Agreement (the "Operating Committee"), hold an annual production planning meeting at a mutually convenient time in the last two (2) weeks of October of each year (the "Annual Production Planning Meeting") to discuss and mutually agree to Becancour LP's production and delivery schedule for the following calendar year (the "Production Plan"), including (i) the total Customer Output Capacity planned for the following calendar year, (ii) the volume of Product in each Product Line to be produced on a month-to-month basis according to each Customer's Specifications, (iii) the production schedules relating thereto, (iv) planned capital expenditures, (v) any planned shutdown of the Becancour LP plant, and (vi) whether a Customer believes that it can provide any key raw material used in the production of the Product (with equivalent or better quality) to Becancour LP at a lower cost than Becancour LP is paying at such time and, if so, the terms of such arrangement, and (vii) any changes to a Customer's Specifications and the effect of such changes on the production schedule and Price, including any changes to the cost allocation to equitably reflect the changes in the Specifications. The Production Plan and the other agreements of the parties with respect to the other items set forth in this Section 5.1(b) and Sections 4.2 and 4.3 shall be memorialized in writing. Without limiting the foregoing, during the Annual Production Planning Meeting, the parties shall discuss the scheduling of the production time of the plant to accommodate the output needs of each Customer consistent with the use of the capacity dedicated to each Customer, as specified in Section 2.2. For the fourth quarter of 2010, the Budgeted Full Cost for each Product Line and the Production Plan shall be as set forth in [*].

(c)	Key Raw Materials

If any Customer believes it can provide any key raw material (with equivalent or better quality) to Becancour LP at a lower cost than Becancour LP's current cost (and taking into consideration the raw materials requirements to meet the Specifications and any costs associated with terminating existing raw materials supply relationships, provided that any such costs associated with termination of affiliate supply relationships must be reasonable) and provides written notice to Becancour LP to such effect, then Becancour LP shall have the option in its discretion, acting in a commercially reasonable manner, to accept such key raw material from such Customer. If a Customer so supplies any key raw material, the price for the Product will be adjusted so that the economic benefit is applied to each Customer in proportion to the allocation of Product under Section 2.2; provided, that, if such economic benefit is only applicable to a particular Customer's Product (based on such Customer's Specifications), then the applicable Customer shall receive the entire economic benefit thereof.

5.2	Quarterly Meetings

The Customers and Becancour LP shall, through the Operating Committee, meet quarterly during the month immediately prior to the end of each calendar quarter to discuss and mutually agree to (a) any adjustments to the then-current Production Plan and/or (b) subject to Section 2.3, any changes in the total output production.

ARTICLE VI

SHIPMENT, DELIVERY AND STORAGE

6.1	Shipments and Packaging

Shipments of Product will be made Free Carrier at Becancour LP, Bécancour, Québec, Canada, loaded to each Customer's rail car, truck or shipping container. Each Customer shall select the carrier and the routing for its respective deliveries. Becancour LP shall load Product to the applicable Customer's rail cars, trucks or shipping containers at no additional cost to such Customer. To the extent any Customer requires a method of shipment or packaging (e.g., bulk totes) other than the foregoing, any additional costs of such shipment or packaging incurred by Becancour LP shall be considered special costs and shall be charged only to such Customer in accordance with Section 4.3(b), unless the Customers mutually agree otherwise in writing. All references in this Agreement to delivery terms shall use and refer to the Incoterms as published by the International Chamber of Commerce, 2000 edition.

6.2	Delivery

Becancour LP shall deliver the monthly volumes of Product to each Customer in accordance with the delivery schedule in the Production Plan. Delivery by Becancour LP of Product shall be deemed to have occurred: (a) for Product that is not stored pursuant to Section 6.4, at such time as such Product is delivered to the carrier of such Customer (or of such Customer's subsequent, third party customer (an "End-Customer")); and (b) for Product that is stored pursuant to Section 6.4, at such time as such Product is placed in storage. Upon request of the Customer that had requested storage of such Product, such Product shall be removed from storage and loaded onto such Customer's (or End-Customer's) carrier.

6.3	Product Inspection

All Product will be subject to final inspection and approval by the applicable Customer (or End-Customer) within [*] days after: (a) for deliveries made pursuant to Section 6.2(a), the date on which such Customer (or End-Customer) has received both the applicable Product delivery at such Customer's (or End-Customer's) site and the related certificate(s) of analysis; and (b) for deliveries made pursuant to Section 6.2(b), the date [*] and such Customer (or End-Customer) has received the related certificate(s) of analysis. A Customer may reject any such Product that does not meet the applicable Specifications or contains foreign material, even if such Customer [*]. In such case, Becancour LP shall, at the Customer's option, either: (a) replace the non-conforming Product, provided that such Customer shall designate, in its reasonable discretion, when such replacement shall be furnished to such Customer (or End-Customer), and provided further that such Customer shall provide Becancour LP with no less than ten (10) days prior written notice of such date; (b) refund the Price of the non-conforming Product and deduct the volume of the non-conforming Product from such Customer's Product commitment pursuant to Section 2.1 during the applicable calendar year; or (c) if Becancour LP cannot replace such non-conforming Product within [*] days of notice to Becancour LP of the rejection thereof, to the extent such Customer [*], Becancour LP shall, in accordance with Section 4.4, refund the Price of the non-conforming Product and [*], provided that, for purposes of this Section 6.3, such cost shall not exceed [*]. Any production capacity spent manufacturing replacement Product shall be allocated in proportion to the allocation of Product under Section 2.2. Without limiting the foregoing, Becancour LP shall arrange, at its own expense, for prompt return or disposal of any non-conforming Product, which disposal may include the sale by Becancour LP of such non-conforming Product to a third party.

6.4	Storage

(a)	Storage Services

At any time before Becancour LP has initiated shipment of Product to a Customer (or its End-Customer) pursuant to Section 6.1, such Customer may elect to store such Product at Becancour LP's facilities, up to a maximum of (i) for DCC, forty-nine percent (49%) or (ii) for BSI, fifty-one percent (51%) of the maximum storage space for Product at Becancour LP's facilities, provided that to the extent that a Customer does not use its allocated maximum, the other Customer may avail itself of such unused storage space until such time as the original Customer requires such storage space. Title to any such stored Product will shift to the applicable Customer at such time as such Product has been placed in storage and the applicable invoice has been issued to such Customer in accordance with Section 4.5. DCC may use the storage space afforded to it under this Agreement for Product produced for it under this Agreement or for product being supplied to it by BSI or its affiliates pursuant to other arrangements. Each Customer shall reimburse Becancour LP for all actual costs incurred by Becancour LP in providing off-site storage to such Customer pursuant to this Section 6.4.

(b)	Storage Conditions

Becancour LP shall comply with the following storage conditions:

(i)
the storage location shall be in a secure covered location with signs will be posted at all entrances to the storage location with the following language: "The Silicon stored within this Area is owned by [DCC/BSI]." Each Customer may inspect the storage location and Product stored therein upon reasonable notice and at reasonable times;

(ii)	the Product will be kept free from contamination by water, oil, scrap wood, scrap steel, concrete pieces or other contaminates; and

(iii)	Becancour LP shall identify the furnace taps associated with each storage location and will communicate the relevant tap quality data associated with Product loaded into each of Customer's containers.

ARTICLE VII

TERM AND TERMINATION

7.1	Term

This Agreement shall commence as of the Effective Date and shall continue in perpetuity until terminated pursuant to Section 7.2.

7.2	Automatic Termination

This Agreement shall automatically terminate upon the dissolution or liquidation of Becancour LP in accordance with the Limited Partnership Agreement.

7.3	Bankruptcy; Insolvency

The Parties acknowledge and agree that the bankruptcy or insolvency of one Customer shall not affect the rights of the other Customer pursuant to this Agreement.

ARTICLE VIII

AUDIT RIGHTS

8.1	Right to Audit

(a)
Upon reasonable prior written notice, each Customer and its representatives shall have the right to conduct in-depth audits of (a) Becancour LP's operations, including its facilities and books and records, and (b) the basis for the Actual Full Cost charged by Becancour LP to such Customer, in connection with this Agreement, one (1) time per calendar year or more frequently if reasonably required in order to comply or remain in compliance with any applicable Law. Each Customer shall bear the costs of all audits conducted by such Customer.

(b)
Becancour LP shall provide the auditing Customer and its employees, contractors, agents, or other representatives with such information, reasonable assistance and access to Becancour LP's premises, employees and books and records as is reasonably necessary in order for such Customer to fully and promptly carry out each audit. Becancour LP shall ensure that all of its personnel reasonably cooperate with any such audit.

(c)
If a Customer's exercise of its rights under this Section 8.1 results in audit findings that Becancour LP has failed to perform its obligations under this Agreement, the auditing Customer shall make the audit findings available to Becancour LP and the other Customer. The Customers and Becancour LP shall use commercially reasonable efforts to agree to a remedial plan and a timetable for achievement of the planned actions and/or improvements. Following such agreement, Becancour LP shall implement that plan in accordance with the agreed time table and shall confirm its completion by a notice in writing to such Customer.

(d)
If a Customer's exercise of its rights under this Section 8.1 results in audit findings that a Customer has overpaid or underpaid for Product (in each case after giving effect to a Price True-Up for the applicable period) then (i) in the event of an overpayment, Becancour LP shall pay such Customer's overpayment, or (ii) in the event of an underpayment, such Customer shall pay Becancour LP an amount equal to such underpayment, in each case within thirty (30) days following such delivery to Becancour LP of the audit findings unless disputed by Becancour LP, in which case, promptly following final determination of such dispute in accordance with Article X.

ARTICLE IX

CONFIDENTIALITY

9.1	Confidential Information

The contents of this Agreement and all information furnished to one party by any other party or derived from the information furnished by a party in the performance of this Agreement ("Confidential Information") are to be kept confidential between the parties, not disclosed to any third party and not used by a receiving party except as permitted herein and except for the specific purpose of performing its obligations or exercising its rights hereunder. Each party shall inform those performing services on its behalf in accordance with this Agreement of these obligations and shall be responsible for all violations by such persons of this Article IX. Each party agrees to furnish technical and business information as reasonably required to satisfy the requirements of this Agreement only to the extent that each party is legally free to disclose such information. Notwithstanding the foregoing, each party may share such Confidential Information with its affiliates (including for the purpose of this Section 9.1, entities owning directly or indirectly fifty percent (50%) or more of its stock). This Article IX shall survive the termination of this Agreement.

9.2	Exceptions

Each party may disclose (subject to applicable Laws) Confidential Information of another party if (a) any such Confidential Information is or becomes generally available to the public other than as a result of disclosure by a party (or any of its affiliates) that does not own such Confidential Information, (b) any such Confidential Information (including any report, statement, testimony or other submission to a governmental authority) is required by applicable Laws, including but not limited to applicable securities laws and accounting regulations, after prior notice of such intention to disclose has been given to the disclosing party to the extent such notice is permitted by applicable Law, provided that no such notice is required if prohibited by applicable Law, (c) any such Confidential Information is reasonably necessary to be disclosed in connection with any dispute with respect to this Agreement (including in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing party in the course of any litigation, arbitration, mediation, investigation or administrative proceeding), (d) any such Confidential Information was or becomes available to a party on a non-confidential basis and from a source (other than a party to this Agreement or any affiliate or representative of such party) that is not bound by a confidentiality agreement with respect to such information or (e) any such Confidential Information is in such party's lawful possession as of the Closing Date or independently developed after the Closing Date without the aid, application or use of any information that is to be kept confidential under this Article IX as evidenced by a written record proving such independent development.

ARTICLE X

DISPUTE RESOLUTION

10.1	Disputes

If a dispute arises under this Agreement such dispute shall first be referred for resolution to the Operating Committee. If the Operating Committee is unable to resolve such matter within ten (10) days, the parties shall escalate such dispute to the senior officers of each party, as applicable, set forth in [*], as may be amended by each party from time to time (the "Senior Officers"), by providing written notice of the dispute specifying the nature of the dispute to the other party's (ies') Senior Officer. Upon the other party's (ies') Senior Officer's receipt of this notice, the applicable Senior Officers shall, within five (5) business days, enter into discussions concerning the dispute. If the dispute is not resolved as a result of such discussions within ten (10) days, such dispute shall be referred by the Senior Officers to non-binding mediation (with such mediator to be reasonably agreed by the parties to such dispute), or if the dispute is with respect to pricing related matters, final and binding arbitration. The expense of mediation and/or arbitration shall be borne equally between or among the parties to the dispute. Each party shall pay the fees and expenses of its own counsel.

10.2	Arbitration Procedures.

(a)
In the event that both Customers and Becancour LP are parties to a dispute and the interests of Becancour LP and BSI are adverse in such dispute, there shall be five (5) arbitrators, three (3) of whom shall be appointed individually by each party to the dispute and two (2) of whom shall be neutral arbitrators appointed by the American Arbitration Association ("AAA"), in each case in accordance with the last sentence of this Section 10.2(a). In the event there are only two parties to the dispute, or in the event that both Customers and Becancour LP are parties to the dispute but the interests of Becancour LP and BSI are not adverse in such dispute (in which case Becancour LP and BSI shall be treated as one party for purposes of this Section 10.2), there shall only be three (3) arbitrators, two (2) of whom shall be appointed individually by each party to the dispute and the two (2) appointed arbitrators shall choose a third arbitrator. Each party to a dispute shall choose an arbitrator within thirty (30) days of receipt by a party of the demand for arbitration. If any party fails to appoint an arbitrator within the time periods specified herein, such arbitrator shall, at any party's request, be appointed by the AAA, pursuant to a listing, ranking and striking procedure in accordance with the Commercial Arbitration Rules of the AAA ("AAA Rules"). Any arbitrator appointed by the AAA shall have no less than fifteen (15) years of experience with large, complex commercial cases, and shall be an experienced arbitrator.

(b)	The language of the arbitration shall be English. The place of arbitration shall be New York, New York.

(c)
In addition to the authority conferred on the arbitral tribunal by the AAA Rules, the arbitral tribunal shall have the authority to order such production of documents and such depositions of witnesses as may reasonably be requested by either party or by the arbitral tribunal itself.

(d)	The award rendered in any arbitration commenced hereunder shall be final and binding upon the applicable parties and judgment thereon may be entered in any court of competent jurisdiction.

(e)
By agreeing to arbitration, the applicable parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and/or the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the applicable parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any applicable party to respect the arbitral tribunal's orders to that effect.

(f)
Any arbitration hereunder shall be confidential, and the applicable parties, and their agents and the arbitrators shall not disclose to any non-party the subject of the arbitration, any information about the arbitration or the substance of the proceedings thereunder except (i) as may be required by Law, (ii) as necessary to enforce this Agreement to arbitrate or any award hereunder or (iii) to a party's shareholders, provided that the disclosing party reasonably believes that such information is material to the disclosing party's business.

ARTICLE XI

WARRANTIES, INDEMNIFICATION AND LIMITATION OF LIABILITY

11.1	Representations and Warranties.

Each party represents and warrants that it has (a) all rights and authority required to enter into this Agreement and (b) taken all requisite corporate and other action to approve the execution, delivery and performance of this Agreement and it is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.

11.2	Additional Warranties from Becancour LP

Becancour LP warrants to each Customer that (a) the Product delivered to or on behalf of such Customer shall be free from defects in materials, (b) the Product shall conform to all Specifications or otherwise does not contain defects in workmanship and (c) the Customers shall receive good and valid title to the Product delivered hereunder. Any breach by Becancour LP of the warranties in Section 11.2(a) or (b) shall be handled in accordance with Section 6.3. The warranties of Becancour LP pursuant to 11.2(a) and 11.2(b) herein shall be in effect for a period of 18 months from the date of delivery of Product to a Customer (or End-Customer), whether into storage or to the Customer's (or End-Customer's) site.

11.3	Disclaimer of Warranties

EXCEPT AS SPECIFIED ABOVE, THERE ARE NO EXPRESS WARRANTIES BY ANY PARTY. EACH PARTY EXPRESSLY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE OF THE PRODUCT SUPPLIED.

11.4	Indemnification

Becancour LP shall indemnify, defend and hold harmless each Customer, and its respective personnel, successors and assigns from any and all losses, liabilities, damages and claims, and all related costs and expenses (including reasonable legal fees and disbursements and costs and expenses of investigation and litigation, and costs of settlement, judgment, interest and penalties) ("Losses") and threatened Losses to the extent resulting from or arising out of any action, suit, proceedings, claim, demand, investigation or assessment made or brought by a third party ("Third Party Claims") arising from, relating to or based on a claim that the manufacture or delivery of the Product by Becancour LP infringes the intellectual property rights of a third party.

11.5	Indemnification Procedures

(a)	Notice

A Customer seeking indemnification under Section 11.4 shall give Becancour LP prompt notice of any Third Party Claim that may give rise to an indemnification obligation under Section 11.4, together with an estimated amount of such claim (if then estimable). Failure to give such notice shall not affect the indemnification obligations hereunder in the absence of actual and material prejudice and in such case, only to the extent of such prejudice.

(b)	Defense against Third Party Claims

Becancour LP shall have the right to assume the defense (at its expense) of any such claim through counsel of Becancour LP's choosing by so notifying the indemnified Customer within fifteen (15) business days of the first receipt by Becancour LP of such notice from the indemnified Customer; provided, however, that any such counsel shall be reasonably satisfactory to the indemnified Customer. In addition, if under applicable standards of professional conduct, a conflict between an indemnified Customer and Becancour LP exists in respect of such Third Party Claim, Becancour LP shall pay the reasonable fees and expenses of such additional counsel as may be required to be retained in order to resolve such conflict (but not more than one firm of counsel). If Becancour LP assumes such defense, the indemnified Customer shall have the right to participate in the defense thereof (at its own expense). If Becancour LP chooses to defend or prosecute any Third Party Claim, Becancour LP shall not settle or compromise any litigation with respect to such Third Party Claim without the consent of the indemnified Customer.

11.6	Limited Liability

Except with respect to (a) Third Party Claims that are the subject of indemnification pursuant to Section 11.4, (b) claims arising out of Becancour LP's gross negligence or willful misconduct, (c) personal injury, death or damage to tangible property caused by Becancour LP or its personnel, (d) fraudulent or criminal acts by Becancour LP or its personnel or (e) claims arising out of Becancour LP's breach of the confidentiality provisions herein, Becancour LP's liability and each Customer's exclusive remedy shall be limited to, at each Customer's option, as applicable, (x) replacement of non-conforming Product, (y) in the case of delayed shipments, expediting costs pursuant to Section 6.2 or (z) a refund of the Price of the non-conforming Product plus reimbursement of the incremental increase in the cost of purchasing Product from another source, provided that with respect to clause (z) such liability shall not exceed [*].

11.7	No Special Damages

NO PARTY SHALL HAVE ANY LIABILITY FOR ANY LOSS OF PROFITS, SPECIAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR INCIDENTAL DAMAGES ARISING OUT OF THIS AGREEMENT OR ANY CONDITION OR, WARRANTY, EXPRESS OR IMPLIED, OR ANY DEFECT IN THE PRODUCT DELIVERED.

ARTICLE XII

MISCELLANEOUS

12.1	Amendments; No Waivers

(a)
Any provision of this Agreement (including the Schedules and Exhibits hereto) may be amended or waived at any time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all of the parties hereto or, in the case of a waiver, by the party against whom the waiver is to be effective.

(b)
No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

12.2	Notices

All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be deemed to have been duly given upon receipt when delivered in person, by facsimile or email (receipt confirmed) or by overnight courier or registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to BSI, to

Becancour Silicon Inc.
c/o Timminco Limited
Sun Life Financial Tower
150 King Street West
Suite 2401
Toronto ON M5H 1J9
Attention:	General Counsel and Corporate Secretary
Fax:	(416) 364-3451
E-mail:	pkalins@timminco.com

a copy (which shall not constitute notice) to:

Stikeman Elliott LLP
199 Bay Street
Suite 5300
Toronto, ON M5L 1B9
Attention:	Jay Kellerman
Fax:	(416) 947-0866
E-mail:	jkellerman@stikeman.com

if to DCC to:

Dow Corning Corporation
2200 W. Salzburg Road
Midland, MI 48686-0994
Attention:	Sue K. McDonnell
Senior Vice President, General Counsel & Secretary
Fax:	989-496-1709

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attention:	David J. Friedman
Fax:	212-735-2000
E-mail:	David.Friedman@skadden.com

if to Becancour LP, to:

6500 Rue Yvon Trudeau
Bécancour, QC G9H 2V8
Attention:	President and CEO
Fax:	(819) 294-9001
E-mail:	rboisvert@silbec.com

12.3	Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement, provided further that a Customer may assign its rights hereunder (a) in accordance with the terms of the Limited Partnership Agreement, in connection with a transfer of an interest in the equity of Becancour LP and (b) without consent to an affiliate of such Customer. In the event that DCC transfers any of its rights hereunder to an affiliate, DCC shall irrevocably and unconditionally guarantee to BSI the punctual and full performance of all the obligations (including performance of payment or contribution) of such affiliate pursuant to this Agreement. To the extent such affiliate of DCC fails to make any payment or contribution pursuant to this Agreement, DCC will make such payment or contribution specifically in accordance with the applicable provisions of the Agreement, as if such payment were being made by such affiliate.

12.4	Governing Law.

(a)
This Agreement, including all matters of construction, validity and performance, shall be construed in accordance with and governed by the law of the Province of Quebec (without regard to principles of conflicts or choice of laws) as to all matters, including but not limited to, matters of validity, construction, effect, performance and remedies.

(b)	The application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods is excluded.

12.5	Jurisdiction

Except as otherwise provided in this Agreement, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal or state court located in New York, New York, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.2 shall be deemed effective service of process on such party.

12.6	Waiver of Jury Trial

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.7	Counterparts; Effectiveness

This Agreement may be executed and delivered in one or more counterparts, included by facsimile, each of which together shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.8	Entire Agreement

Subject to Section 10 of the Limited Partnership Agreement, this Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes and cancels all prior agreements, negotiations, correspondence, undertakings, understandings and communications of the parties, oral and written, with respect to the subject matter hereof and thereof. For the avoidance of doubt, this Section 12.8 does not apply to that certain [*], which shall continue in full force and effect in accordance with its terms.

12.9	Third Party Beneficiaries

Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a party hereto or thereto or a permitted successor or assign of such a party.

12.10	Severability

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

12.11	Force Majeure

(a)
Without limiting Section 2.1, if (i) Becancour LP is wholly or partially prevented from, or delayed in, providing Product or performing any of its obligations hereunder or (ii) a Customer is wholly or partially prevented from receiving Product or performing any of its obligations hereunder, in either case by reason of events beyond the applicable party's reasonable control (including acts of God, fire, explosion, accident, floods, earthquakes, embargoes, epidemics, war, acts of terrorism, nuclear disasters, shortage of raw materials or available energy, or work stoppage) (each, a "Force Majeure Event"), then, the applicable party shall not be responsible for such failure to perform caused by such Force Majeure Event, and the time for performance will be extended for a period equal to the duration of the Force Majeure Event. Upon the occurrence of a Force Majeure Event, the affected party shall promptly give written notice to the other parties of the Force Majeure Event and of the expected duration of such Force Majeure Event.

(b)
In the event Becancour LP is wholly or partially prevented from, or delayed in, providing Product due to a Force Majeure Event, Becancour LP shall use commercially reasonable efforts to (i) avoid or remove the applicable Force Majeure Event, and (ii) resume normal production and delivery of Product with the least possible delay and the applicable Customer(s) shall not be charged for any undelivered Product.

(c)
In the event Becancour LP is only partially able to provide Product due to a Force Majeure Event, Becancour LP shall provide such Product to each Customer in accordance with the allocation of Customer Output Capacity set forth in Section 2.2.

(d)
In the event Becancour LP is unable to produce the amount of Product scheduled to be produced pursuant to the Production Plan due to a Force Majeure Event, and such shortfall cannot be made up by Becancour LP during the applicable calendar year, such shortfall shall be applied to each Customer in proportion to the allocation of Customer Output Capacity set forth in Section 2.2.

12.12	Construction; Interpretation

(a)
The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, (i) unless otherwise specified herein, the term "affiliate," with respect to any Person, shall mean and include any Person controlling, controlled by or under common control with such Person, (ii) the term "including" shall mean "including, without limitation," (iii) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires, (iv) the words "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the Schedules and Exhibits hereto) and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement, unless otherwise specified, (v) the word "or" shall not be exclusive, and (vi) each of BSI, DCC and Becancour LP will be referred to herein individually as a "party" and collectively as "parties" (except where the context otherwise requires). Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. A reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns. Any payment required to be made by any party hereto pursuant to this Agreement shall be made without setoff in United States Dollars, unless otherwise specified.

(b)
The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(c)	Any reference to any federal, state, local or non-United States statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.

[Signature page follows]

IN WITNESS WHEREOF, BSI, DCC and Becancour LP have caused this Agreement to be executed by their respective duly authorized officers as of the date first written above.

BÉCANCOUR SILICON INC.

By:	/s/ Peter A.M. Kalins
	Name:	Peter A.M. Kalins
	Title:	General Counsel & Corporate Secretary

DOW CORNING CORPORATION

By:	/s/ Robert D. Hansen
	Name:	Robert D. Hansen
	Title:	Executive Vice President

QUÉBEC SILICON LIMITED PARTNERSHIP

By:	/s/ Peter A.M. Kalins
	Name:	Peter A.M. Kalins
	Title:	General Counsel and Corporate Secretary